EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of

Lightwave Logic, Inc.

We hereby consent to the incorporation by reference in the registration statements of Lightwave Logic, Inc. on:

•	Form S-8 (No. 333-234737)
•	Form S-8 (No. 333-213541)
•	Form S-8 (No. 333-189943)
•	Form S-8 (No. 333-198916)
•	Form S-3 (No. 333-257670)

of our audit report dated March 1, 2022 relating to the financial statements of Lightwave Logic, Inc. as of December 31, 2021 and 2020 and for each of the two years in the period ended December 31, 2021, which report is included in this Annual Report on Form 10-K of the Company filed on March 1, 2022.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

Date: March 1, 2022